Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements No. 333-127737 and No. 333-137082 on Form S-8 of BankFinancial Corporation of our report dated February 11, 2019, relating to the 2018 consolidated financial statements, appearing in this Annual Report on Form 10-K of BankFinancial Corporation as of and for the year ended December 31, 2019.
/s/ Crowe LLP
Oak Brook, Illinois
March 5, 2020